Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-192961 on Form S-4 of our reports dated February 25, 2014, relating to the financial statements and financial statement schedule of Pentair Ltd. and subsidiaries and the effectiveness of Pentair Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pentair Ltd. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

February 28, 2014